Exhibit 8.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]

March 26, 2010

COGDELL SPENCER INC.
4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209

Re:           REIT Status of Cogdell Spencer Inc.

Ladies and Gentlemen:

We have acted as counsel to Cogdell Spencer Inc., a Maryland corporation (the “Company”) in connection with the filing of a registration statement on Form S-3, on or about the date hereof, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”).  In connection with the filing of the Registration Statement, you have requested our opinions regarding (i) the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the statements included in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” to the extent they describe applicable U.S federal income tax law.  Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	the Articles of Amendment and Restatement of the Company filed with the Maryland State Department of Assessments and Taxation on October 31, 2005 (the “Charter”);

2.	the bylaws of the Company (the “Bylaws”);

3.
the First Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP, a Delaware limited partnership (the “Operating Partnership”), dated as of March 23, 2007 (together with the Charter and the Bylaws, the “Organizational Documents”);

4.	the Certificate of Representations dated as of the date hereof, provided to us by the Company and the Operating Partnership (the “Certificate of Representations”);

5.	the Company’s Registration Statement and Prospectus; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company, the Operating Partnership and their affiliates at all times will operate in accordance with the method of operation described in their Organizational Documents, the Certificate of Representations, and the Registration Statement.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations and that each representation contained in such Certificate of Representations to the best of the Company’s and the Operating Partnership’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s and the Operating Partnership’s knowledge, and (ii) no action will be taken by the Company that is inconsistent with the Company’s qualification as a REIT for any period prior or subsequent to the date hereof.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1)           commencing with its taxable year ended December 31, 2005, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation, as described in the Organizational Documents, the Registration Statement, the Prospectus and the Certificate of Representations, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(2)           the statements included in or incorporated by reference in the Registration Statement and Prospectus under the caption “U.S. Federal Income Tax Considerations,” to the extent they describe applicable U.S. federal income tax law, are correct in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.  Moreover, the Company’s qualification as a REIT depends upon the Company’s ability to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership.  We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company solely for your benefit and may not be relied upon by any person or entity other than you without our express written consent.  We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP